Exhibit 99.1

CIBER, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing the Company’s business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this Quarterly Report on Form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Organic Revenue Growth

Organic revenue growth is a useful measure of the Company’s performance because it excludes items that: 1) are not completely under management’s control, such as the impact of foreign currency exchange; or 2) do not reflect the underlying growth of the Company, such as acquisition and divestiture activity.  The limitation of this measure is that it excludes items that have an impact on the Company’s revenue.  This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers.

The following tables reconcile 2006 organic revenue growth for the three months ended September 30, 2006 by segment to the most comparable GAAP measure, reported revenue growth by segment.

	Commercial Solutions			Federal Government Solutions
	Q3 2005	Q3 2006	% Change	Q3 2005	Q3 2006	% Change
GAAP total revenue	$90,182	$87,412	(3.1)%	$39,563	$34,626	(12.5)%
Less: Divestiture activity	(3,926)	—		—	—
Less: Acquisition activity	—	(500)		—	—
Organic total revenue	$86,256	$86,912	0.8%	$39,563	$34,626	(12.5)%

	State & Local Govt. Solutions			Package Solutions
	Q3 2005	Q3 2006	% Change	Q3 2005	Q3 2006	% Change
GAAP total revenue	$31,971	$36,872	15.3%	$25,145	$28,601	13.7%
Less: Divestiture activity	—	—		—	—
Less: Acquisition activity	—	—		—	—
Organic total revenue	$31,971	$36,872	15.3%	$25,145	$28,601	13.7%

	European Operations			CIBER Consolidated
	Q3 2005	Q3 2006	% Change	Q3 2005	Q3 2006	% Change
GAAP total revenue	$51,222	$59,761	16.7%	$237,385	$246,618	3.9%
Less: Effect of foreign currency translation	—	(2,423)		—	(2,423)
Less: Divestiture activity	—	—		(3,926)	—
Less: Acquisition activity	—	(1,000)		—	(1,500)
Organic total revenue	$51,222	$56,338	10.0%	$233,459	$242,695	4.0%

The following tables reconcile 2006 organic revenue growth for the nine months ended September 30, 2006 by segment to the most comparable GAAP measure, reported revenue growth by segment.

	Commercial Solutions			Federal Government Solutions
	YTD 2005	YTD 2006	% Change	YTD 2005	YTD 2006	% Change
GAAP total revenue	$267,178	$267,091	0.0%	$123,495	$105,778	(14.3)%
Less: Divestiture activity	(16,687)	—		—	—
Less: Acquisition activity	—	(1,500)		—	—
Organic total revenue	$250,491	$265,591	6.0%	$123,495	$105,778	(14.3)%

	State & Local Govt. Solutions			Package Solutions
	YTD 2005	YTD 2006	% Change	YTD 2005	YTD 2006	% Change
GAAP total revenue	$93,928	$105,923	12.8%	$76,396	$87,498	14.5%
Less: Divestiture activity	—	—		—	—
Less: Acquisition activity	—	—		—	—
Organic total revenue	$93,928	$105,923	12.8%	$76,396	$87,498	14.5%

	European Operations			CIBER Consolidated
	YTD 2005	YTD 2006	% Change	YTD 2005	YTD 2006	% Change
GAAP total revenue	$158,723	$174,073	9.7%	$717,905	$738,329	2.8%
Add: Effect of foreign currency translation	—	2,834		—	2,834
Less: Divestiture activity	—	—		(16,687)	—
Less: Acquisition activity	—	(2,000)		—	(3,500)
Organic total revenue	$158,723	$174,907	10.2%	$701,218	$737,663	5.2%